Exhibit 23.1

Consent of Independent Auditors

We hereby consent to the incorporation by reference on Form 8-K/A (No. 000-53121) of Aytu BioScience, Inc. of our report dated July 20, 2017, with respect to the balance sheet of Nuelle, Inc. as of June 30, 2016 and the related statements of operations, changes in stockholders’ deficit, and cash flows for the year then ended.

/s/ EKS&H LLLP

Denver, Colorado

July 20, 2017